Exhibit 10.15

Canada and All Non-US Locations: 10/10 Compensation Arrangement

OVERVIEW

Ritchie Bros. Auctioneers Incorporated (“Ritchie Bros.”) has adopted the program set forth herein pursuant to which certain senior-level employees of Ritchie Bros. or its subsidiaries (as applicable, the “Employer”) may contribute up to 10% of their received annual base salary into eligible long-term investment vehicles and, upon the approval of the Director, Global Total Rewards (the “Director”), the Employer will match such contributions, less any matching contributions made to retirement plans, in cash on a dollar-for-dollar basis to be paid directly to such employees during the next applicable pay period, subject to all applicable statutory deductions (the “10-10 Compensation Arrangement”).

GUIDELINES

The following are the general guidelines pertaining to the 10-10 Compensation Arrangement:

1.	All employees of Ritchie Bros. and its subsidiaries at or above the Vice-President level that are selected by the Employer are eligible to participate in the 10-10 Compensation Arrangement (“Participants”). Participants can begin to contribute to the 10-10 Compensation Arrangement on the first day of employment. Participation in the 10-10 Compensation Arrangement is voluntary and Participants must decide how much money they wish to contribute.

2.	Participants can participate in the 10-10 Compensation Arrangement at any time during the calendar year by providing the Director with evidence of an investment having been made in an eligible long-term investment vehicle.

3.	Ritchie Bros.’ matching contribution shall be based on the amount actually invested by the Participant and shall be capped at 10% of the Participant’s received annual base salary for that calendar year (the “Maximum Contribution Amount”). Ritchie Bros.’ matching contribution of 10% is a combined maximum for both the 10-10 Compensation Arrangement and any retirement saving program to which Ritchie Bros. contributes up to a maximum of 10% of the employee’s base earnings.

4.	All or any portion of a Participant’s Maximum Contribution Amount not used during any calendar year shall not carry forward to subsequent years.

5.	Ritchie Bros. reserves the right to amend the 10-10 Compensation Arrangement, but in no event shall any such amendment reduce or otherwise adversely affect any Participant’s benefits acquired prior to such amendment unless it is required to maintain compliance with any law, regulation or administrative ruling. While Ritchie Bros. expects to continue the 10-10 Compensation Arrangement indefinitely, it shall not be under any obligation or liability to continue matching contributions or to maintain the 10-10 Compensation Arrangement for any length of time. Ritchie Bros. may terminate the 10-10 Compensation Arrangement at any time by appropriate action of its management team.

ELIGIBLE INVESTMENTS

The goal of the 10-10 Compensation Arrangement is to provide Participants with a certain level of flexibility with respect to their desired long-term investment vehicle. As such, the Director has the discretion to decide whether or not a particular investment qualifies. Common examples of an eligible investment vehicle include the following:

1.	Payments made on an investment property that is not the primary residence of the Participant or lump sum payments made on a property that is the primary residence of the Eligible Participant.

2.	Investments made in securities listed on a recognized stock exchange or recognized mutual fund.

3.	Any investment that is long-term in nature.

Ritchie Bros. securities are not an eligible investment under the 10-10 Compensation Arrangement. Participants who wish to make an investment under the 10-10 Compensation Arrangement in a long-term investment vehicle not listed above should check with the Director before making any such investment in order to confirm whether or not it would qualify.

A decision by Ritchie Bros. to pay any or all of a Participant’s Maximum Contribution Amount under the 10-10 Compensation Arrangement in respect of an investment made by the Participant is not to be considered an endorsement of such investment from a financial or tax perspective. Participants are encouraged to seek out investment and tax advice in respect of any proposed investment.

DOCUMENTATION REQUIRED

In order to receive any or all of the applicable Maximum Contribution Amount, Participants must provide the Director with adequate documentary evidence showing that they have made an investment in an eligible long-term investment vehicle. The Director has the discretion to determine whether the documentary evidence provided by a Participant is sufficient. Common examples of documentary evidence include: (i) mortgage and related documents evidencing a Participant’s primary residence and investment property; and (ii) a letter/statement provided by an authorized broker or Investment Advisor evidencing a stock or mutual fund purchase by the Participant.